EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT


Unisys Corporation, the registrant, a Delaware company, has no parent. The registrant owns directly or indirectly all the voting securities of the following subsidiaries:
                                                 State
                                                or Other
                                             Jurisdiction
                                               Under the
                                             Laws of Which
              Name of Company                  Organized
              ---------------                -------------

       Unisys Canada Inc.                      Canada
       Convergent Technologies, Inc.           California
       Unisys Australia Limited                Michigan
       Unisys Espana S. A.                     Spain
       Unisys (Schweiz) A.G.                   Switzerland
       Unisys Belgium                          Belgium
       Unisys Deutschland G.m.b.H.             Germany
       Unisys Eletronica Ltda.                 Brazil
       Unisys France                           France
       Unisys Italia S.p.A.                    Italy
       Unisys Limited                          England
       Unisys Nederland N.V.                   Netherlands
       Unisys de Mexico, S.A. de C.V.          Mexico
       Unisys Korea Limited                    Korea
       Unisys South Africa, Inc.               Delaware
       Unisys de Colombia, S.A.                Delaware

The names of certain subsidiaries are omitted from the above list; such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.